THE HANOVER INSURANCE GROUP ANNOUNCES $100 MILLION INCREASE IN ITS SHARE REPURCHASE PROGRAM

WORCESTER, Mass., September 24, 2009 – The Hanover Insurance Group, Inc. (NYSE: THG) announced today that its board of directors has authorized a $100 million increase to the company’s existing share repurchase program.

The program initially was authorized by the board in October 2007, allowing for the repurchase of up to $100 million of its outstanding shares. Since that time, The Hanover has made common stock purchases of approximately $94 million. The increase will provide for aggregate repurchases under the program of up to $200 million of company shares.

Under the stock buy back program, the company may repurchase its common stock from time to time, in amounts, at prices, and at such times as the company deems appropriate, subject to market conditions and other considerations. The program does not stipulate that the company purchase any specific number of shares or make purchases by a certain time and date.

The Hanover also expects to establish from time to time 10b5-1 trading plans that will provide flexibility as it buys back its shares.

“This increase in our stock repurchase program is consistent with our commitment to deliver significant value for our shareholders,” said Frederick H. Eppinger, chief executive officer of The Hanover. “This authorization is a demonstration of the confidence we have in our company’s overall financial condition and in our ability to generate strong profitable growth going forward.”

Forward-Looking Statements

This news release contains or may include statements about the company that are not statements of historical fact, including the following: statements regarding the sufficiency of future earnings and cash flows to satisfy the company’s future plans for capital investments and maintaining its balance sheet and ratings; statements regarding the company’s commitment to enhance shareholder value and potential for future profitable growth; and the repurchase by the company of shares of its common stock from shareholders, including the timing and the duration of prospective share purchases and the amount of capital that may be expended for such share repurchases, which may be subject to change in the future. Such statements are forward-looking statements as defined by the Securities Act of 1933 and the Securities Exchange Act of 1934.

The company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in its business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors”.

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester; Citizens Insurance Company of America, headquartered in Howell, Mich., and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 30 property and casualty insurers in the United States. For more information, please visit www.hanover.com.

CONTACTS:	Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
(508) 855-2063	(508) 855-3099
olukasheva@hanover.com	mibuckley@hanover.com